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                                                                     EXHIBIT 5.1

                [LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI]

                               December 21, 1999

Peregrine Systems, Inc.
12670 High Bluff Drive
San Diego, CA 92130

    RE: REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

    We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on December 21, 1999 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 1,121,966 shares of your common stock (the "Shares"), all of which are authorized and have been previously issued to the selling stockholder named therein. The shares are to be offered by the selling stockholder for sale to the public as described in the Registration Statement. As your counsel in connection with this transaction, we have examined the proceedings taken and proposed to be taken in connection with the sale of the Shares.

    It is our opinion that, upon completion of the proceedings being taken prior to the registration of the Shares, including such proceedings to be carried out in accordance with the securities laws of the various states, where required, the Shares, when sold in the manner referred to in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

    We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendment thereto.

                                          Very truly yours,

                                          /s/ WILSON SONSINI GOODRICH & ROSATI

                                          WILSON SONSINI GOODRICH & ROSATI
                                          Professional Corporation